Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations and FP&A
Telephone: (617) 375-7500

AMERICAN TOWER CLOSES THE SALE OF OPERATIONS IN INDIA TO BROOKFIELD

Boston, Massachusetts – September 12, 2024 – American Tower Corporation (NYSE: AMT) (“American Tower”) today announced that it has closed the previously announced sale of 100% of the equity interests in its operations in India (“ATC India”) to Data Infrastructure Trust (“DIT”), an Infrastructure Investment Trust sponsored by an affiliate of Brookfield Asset Management (NYSE: BAM, TSX: BAM) (“Brookfield”).

Total cash proceeds to American Tower associated with the transaction represents approximately INR 210 billion, or $2.5 billion at today’s exchange rates. Total cash proceeds include approximately $320 million associated with the monetization of optionally converted debentures issued by Vodafone Idea and payments on ATC India receivables, net of withholding tax, and approximately $2.2 billion of final proceeds at closing. Such proceeds are expected to be used to repay American Tower’s existing indebtedness, including the repayment of the existing India term loan at closing. No further proceeds associated with this transaction are anticipated.

American Tower’s current 2024 outlook midpoints, as reported in the Company’s Form 8-K dated July 30, 2024, included full year contributions from the India business. As a result of the transaction, results associated with ATC India will now be reported as discontinued operations. The Company estimates that the current outlook midpoints for property revenue and Adjusted EBITDA, including the contributions from discontinued operations and adjusted to reflect the closing of the transaction, are $10,830 million and $7,185 million, respectively, and AFFO Attributable to AMT Shareholders per diluted Share, which will be reported inclusive of contributions from discontinued operations, is $10.48 per Share. The Company estimates that property revenue and Adjusted EBITDA from continuing operations and AFFO attributable to AMT common stockholders per Share from continuing operations proforma for interest expense savings associated with the use of ATC India sale proceeds, with proceeds and associated interest expense savings impacts considered on an annualized basis, would have been $9,920 million, $6,805 million and $9.95, respectively.

Supplementary slides with additional details have been provided on the “Investor Relations” section of the Company’s website under “Investor Presentations.”

Citi is serving as lead financial advisor and CDX Advisors is serving as financial advisor to American Tower. Talwar Thakore & Associates (TT&A) is serving as principal legal advisor to American Tower.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 148,000 communications sites (excludes India assets sold) and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Investor Relations” section of the Company’s website, www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding the expected use of the proceeds to repay existing indebtedness and the expected impacts of the transaction on the Company’s outlook. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###